Exhibit 10.54

To:	Paul Mendlik
From:	West Corporation Compensation Committee
Date:	February 18, 2014

Re:	Exhibit A

This Exhibit A for 2014 is entered into pursuant to your Employment Agreement.

1.	Your base salary for 2014 is $480,000.

2.	Effective January 1, 2014, you will be eligible to receive a bonus based upon West Corporation’s publicly reported consolidated Adjusted EBITDA (“Adjusted EBITDA”). Your bonus will be made up of two tranches:

•	“Tranche 1” will be based on achievement of Adjusted EBITDA up to $704,400,000 and will be earned pro-rata for each dollar of 2014 Adjusted EBITDA up to $704,400,000.

•	“Tranche 2” will be based on achievement of Adjusted EBITDA in excess of $704,400,000 and will be earned pro-rata for each dollar of 2014 Adjusted EBITDA greater than $704,400,000.

The bonus calculations for Tranches 1 and 2 are as follows:

Bonus / Million of 2014 Adjusted EBITDA
Tranche 1	$399
Tranche 2	$11,917

3.	In addition, you will be eligible to receive a “Revenue Bonus” based on West Corporation’s consolidated 2014 Revenue growth in excess of target Revenue of $2,789,000,000. Your Revenue Bonus will be equal to the percentage of excess Revenue growth achieved over target Revenue growth of $103,145,000 multiplied by the amount of the Tranche 2 bonus earned. “Revenue” will be calculated in accordance with generally accepted accounting principles as included in West Corporation’s financial statements. The Revenue Bonus is calculated following year-end and will be paid to the extent earned no later than February 28, 2015. There are no quarterly payments of the Revenue Bonus.

4.

A maximum of 75% of the estimated pro-rata portion of your Tranche 1 and Tranche 2 bonuses may be advanced quarterly. If any portion of the bonuses is advanced, it will be paid within thirty (30) days from the end of the quarter. 100% of the total bonuses earned will be paid no later than February 28, 2015. In the event there is a negative calculation at the end of any quarter and a pro-rata portion of any bonus has been advanced in a previous quarter, a “loss carry forward” will result and be applied to the next quarterly or year-to-date calculation. In the event that at the end of the year, or upon your termination if earlier, the aggregate amount of the bonuses which have been advanced exceeds the amount of bonus that otherwise would have been payable for 2014 (in the absence of advances) based on the performance during 2014 (or, in the case of your termination, based on the performance during 2014 and the projection for performance for the balance of 2014 as of your termination date pursuant to your Employment Agreement), then the amount of such excess may, in the discretion of the Compensation Committee, either (i) result in a “loss carry forward” which shall be applied to the quarterly or year-to-date calculation of bonuses, salary, severance, consulting fees and / or other amounts payable in subsequent periods, or (ii) be required to be paid back to the Company upon such request.

5.	All objectives are based on West Corporation’s and its affiliates’ consolidated operations. Revenue and Adjusted EBITDA arising from mergers, acquisitions and joint ventures may be included in your bonus calculations on a case by case basis, as determined by the Compensation Committee.

6.	At the discretion of the Compensation Committee, you may receive an additional bonus based on the Company’s and your individual performance.

/s/ Paul Mendlik
Employee – Paul Mendlik